Exhibit 10.19

MANUFACTURING AND DISTRIBUTION AGREEMENT

     THIS MANUFACTURING AND DISTRIBUTION AGREEMENT (the “Agreement”) is made and entered into as of the 2nd day of September, 2004, by and between Uroplasty, Inc., 2718 Summer Street N.E., Minneapolis, Minnesota 55413 (“Uroplasty”), and CL Medical SAS, 28, av Général de Gaulle 69110 Ste Foy Lès Lyon, France (“CL”).

R E C I T A L S :

     WHEREAS, Uroplasty manufactures and currently markets outside of the United States a family of injectable implant products used for soft-tissue augmentation for specific indications in urology, urogynecology, colon and rectal, otolaryngology and plastic surgery markets;

     WHEREAS, Uroplasty plans to make a Premarket Approval Submission to the FDA for marketing of its Macroplastique® Implants within the United States for treating female SUI;

     WHEREAS, CL has developed a tension-free vaginal tape for the treatment of female SUI, currently being marketed in Europe under the brand name “I-Stop” (the “CL Product”);

     WHEREAS, subject to FDA regulatory approvals, Uroplasty desires to market the CL Product in the United States and purchase its requirements of the CL Product from CL, and CL desires to manufacture the CL Product for Uroplasty and make it the exclusive distributor of the CL Product in the United States; THEREFORE, IT IS AGREED AS FOLLOWS:

1. Exclusive Distributorship and Manufacturing Arrangements. During the term of this Agreement, CL appoints Uroplasty as CL’s exclusive distributor in the United States of the CL Product. In return, Uroplasty agrees during the term of this Agreement to purchase its entire requirements of CL Product components from CL, as further detailed below.

     To the extent required, CL hereby grants Uroplasty an exclusive right and license to make, use and sell the CL Product and to the use of the “I-Stop” tradename and logo, in the United States, during the term of this Agreement.

2. CL’s Responsibilities. During the term of this Agreement, CL will:

     (a) Regulatory Assistance. Use its best efforts to assist Uroplasty in obtaining and maintaining FDA 510(k) regulatory approval for the marketing of the CL Product in the United States, including by sharing (without cost) all technical files including but not limited to preclinical testing, design files, clinical, manufacturing, marketing and other data in CL’s possession or otherwise available to it relating to the CL Product and regulatory approvals, and by providing (without cost) sample products for testing;

     (b) Regulatory Compliance. Supply Uroplasty with (i) worldwide regulatory status changes relative to the CL Product market clearances, (ii) worldwide clinical adverse event experience (including investigational notes) and (iii) assistance as Uroplasty requests to investigate and resolve CL Product complaints and/or clinical adverse events.

     (c) Component Supply. Supply Uroplasty in a timely manner with its entire requirements, in bulk and not sterilized, the stainless steel needles with the handles, the tape and packaging components that are used to assemble the CL Product, as further detailed below (the “CL Product Components”), all as manufactured in accordance with ISO 13485 standards and European Directives.

     (d) Marketing Assistance. Use its best efforts to assist Uroplasty in the marketing of the CL Product by sharing (without cost) all of CL’s current and future marketing materials, including product photographs and graphics, I-Stop trademark logos and designs, brochures and website designs and information.

3. Uroplasty’s Responsibilities. During the term of this Agreement, Uroplasty will:

     (a) Regulatory Compliance. Manage all U.S. regulatory affairs, including by using its best efforts to obtain and maintain FDA 510(k) regulatory approval for the marketing of the CL Product in the United States and for the use of product brochures and instructions and by keeping CL apprised of all U.S. clinical adverse events.

     (b) Product Assembly. Establish its own manufacturing facility for (or outsource to a third party) the assembly of the final CL Product using the CL Product Components and the sterilization, packaging and English labeling of the finished CL Product (including the translation of CL’s French language materials into English), all in accordance with ISO 13485 standards and FDA good manufacturing practices; and

     (c) Marketing. Use its best efforts to market and sell the CL Product in the United States at such prices, and on such terms, as Uroplasty shall determine in its sole discretion, and aid CL in obtaining a U.S. trademark for the “I-Stop” product brand.

4. Product Delivery. As to CL Product Components for which Uroplasty places its purchase order, CL shall deliver such CL Product Components (in accordance with the specifications described on Exhibit A) to Uroplasty, at its offices in Minneapolis Minnesota or at such other location, as Uroplasty shall specify, not later than 60 days after the effective date of the related purchase order.

5. Product Pricing and Payment. Exhibit B is a schedule of CL’s pricing in U.S. dollars to Uroplasty for CL Product Components. Uroplasty will pay 30% of the purchase price for CL Product Components, in U.S. dollars, at the time Uroplasty places its purchase order. As to products that Uroplasty does not reject for defects, Uroplasty shall pay CL, in U.S. dollars, the remaining 70% balance net 60 days after receipt.

6. Minimum Purchase Requirements. Despite the above provisions, Uroplasty agrees during the term of this Agreement to purchase a minimum number of CL Product Components as described on the attached Exhibit C.

7. Intellectual Property Matters. CL represents and warrants that the CL Product Components, and Uroplasty’s assembly thereof and sale and marketing of CL Products, do not and will not infringe the patent or other intellectual property rights of any third party. CL will indemnify and hold Uroplasty and its officers, directors, employees and agents harmless from any claim relating thereto, including for all expenses and legal fees and costs.

8. CL Product Warranty. CL warrants that the CL Product Components will be manufactured in accordance with ISO 13485 standards and the European Directive and free of all defects. At Uroplasty’s option, CL will, at its sole cost and expense, repair, replace or accept return for credit of any CL Product Components that Uroplasty determines not to meet product specifications and this warranty.

9. Non-competition by Uroplasty. In consideration of the exclusive arrangements provided in this Agreement, Uroplasty agrees that, during the term of this Agreement and, if this Agreement expires pursuant to the opening paragraph of Section 11 upon the end of the initial or any successive term hereof, for three years after such expiration, it will not manufacture its own, or market any other party’s, tension-free vaginal tape product for the treatment of female SUI.

10. New or Improved CL Products. As further consideration for this Agreement, if CL develops any improvements or modifications to the CL Product or the CL Product Components during the term hereof, CL will provide such improvements or modifications to Uroplasty without additional charge for use under this Agreement as Uroplasty so determines in its discretion, subject to FDA regulatory approval. In addition, if CL develops any new medical devices or procedures during the term hereof, it will offer Uroplasty the right of first refusal for the exclusive manufacturing, assembly and/or distribution rights as to such devices or procedures in the United States.

11. Term and Termination. The initial term of this Agreement runs through six years from the date of this Agreement. Uroplasty may renew this Agreement for successive five-year terms upon written notice to CL given not later than six months prior to the end of the initial or any successive term.

     Despite the foregoing, this Agreement may terminate early as follows:

     (a) by mutual written agreement of the parties;

     (b) by either party upon written notice to the other of a material breach of this Agreement, but only if the other party does not cure the breach within 30 days after receipt of such written notice;

     (c) by either party upon written notice to the other if the other party (i) files a bankruptcy or other similar petition relating to its debts (or has an involuntary petition filed against it that is not dismissed within 30 days), (ii) becomes insolvent or (iii) makes an assignment for the benefit of creditors.

Upon any termination, Uroplasty may dispose of all CL Products and CL Product Components in its remaining inventory in the normal course of business.

12. Confidentiality. Each party agrees to keep confidential all proprietary and confidential information (written and oral) concerning the other’s business, financial, operational and acquisition plans and projections. Each agrees to use this information only to further this Agreement. Neither party will disclose any of this information to any person, firm or entity, except on a need-to-know basis to its respective employees, agents, attorneys and advisors who agree to maintain the confidentiality of this information.

     A party is not responsible to keep confidential any information that (i) is or becomes public other than as a result of acts by or through such party, (ii) it can demonstrate is already known by such party at the time of the other’s disclosure, (iii) it independently obtains from a third party having no duty of confidentiality to the other, (iv) it independently develops without using confidential information from the other or (v) it must disclose pursuant to applicable laws or court order. CL acknowledges that Uroplasty will disclose regulatory and other data of CL to the FDA in connection with the 510(k) application and that Uroplasty may file this Agreement with the U.S. Securities and Exchange Commission as part of Uroplasty’s periodic filings.

13. Assignment. This Agreement is binding upon, and will inure to the benefit of, the parties hereof and their respective permitted successors and assigns. Uroplasty may assign this Agreement to any person, firm or entity that acquires all or substantially all of Uroplasty’s assets or acquires Uroplasty by stock acquisition or merger.

14. Dispute Resolution. All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce. The arbitration shall be before three arbitrators to be nominated by the International Chamber of Commerce. One arbitrator shall be selected by each party and the third arbitrator (who shall be the Chairperson) shall be selected by the first two arbitrators. The arbitration shall be in English and held in Amsterdam, Netherlands (or in such other place as the parties may agreed). This Agreement will be governed by the laws of the Netherlands and specifically excludes the United States Convention on Contracts of International Sales of Goods.

     IN WITNESS WHEREOF, the undersigned have hereunto affixed their signatures.

Uroplasty, Inc.	CL Medical SAS

By	By

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